Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trovagene, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-186196 and 333-180810) of TrovaGene, Inc. and Subsidiaries (a development stage company) (the “Company”) of our report dated April 1, 2013, relating to the consolidated financial statements, which appears in this Form 10-K.  Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP

New York, New York

April 1, 2013